UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following press release was issued by Atmel Corporation on March 27, 2007.

N E W S R E L E A S E

ATMEL COMMENTS ON ANNOUNCEMENT FROM GEORGE PERLEGOS REGARDING ATMEL ANNUAL MEETING
SAN JOSE, CA, March 27, 2007 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today commented on an announcement by George Perlegos, Atmel’s former Chairman and CEO who was terminated for cause, that he intends to nominate eight directors for election to the Company’s Board at Atmel’s annual stockholder’s meeting on July 25, 2007. George Perlegos has also requested a special meeting of stockholders on May 18, 2007, for the sole purpose of removing those directors who terminated him for cause.
“Atmel’s Board and management team are taking steps to position Atmel for profitable growth as evidenced by the strategic restructuring actions announced in December and currently being implemented,” said Steven Laub, Atmel’s President and CEO. “Now, George Perlegos is pursuing two campaigns within two months of each other for the same purpose of removing those directors who terminated him. We believe these successive campaigns are not in the best interests of our stockholders and that stockholders’ interests are best served through the continued execution of our strategic and operational plan. We will continue to take all appropriate steps to protect the interests of our stockholders and build value.”
Atmel will present recommendations regarding its nominees for directors in the Company’s definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at its 2007 annual stockholders meeting.
As announced in August 2006, George and Gust Perlegos and two other Atmel senior executives were terminated for cause by a special independent committee of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds.

In February 2007, the Court of Chancery of the State of Delaware rejected the Perlegoses’ claims that they were improperly terminated for cause, stating “the record refutes any contention of the [Perlegoses] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office of Atmel.”
On March 23, 2007, Atmel filed a lawsuit in the United States District Court, Northern District of California, against George and Gust Perlegos asserting that the Perlegoses are using false and misleading proxy materials in violation of Section 14(a) of the federal securities laws to wage their proxy campaign to replace Atmel’s CEO and all of Atmel’s independent directors with the Perlegoses’ director nominees at a special meeting of stockholders on May 18, 2007. Further, Atmel asserts that the Perlegos group, in violation of federal securities laws, has failed to file a Schedule 13D as required, leaving stockholders without the information about the Perlegoses and their plans that is necessary for stockholders to make an informed assessment of the Perlegoses’ proposal.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(R).
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the ability to recognize the benefits of our restructuring and other initiatives, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
Additional Information
Atmel has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the special meeting with the Securities and Exchange Commission, and will also be filing a definitive proxy statement concerning its annual meeting. Its stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information. Stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against the proposed removal of Atmel’s directors.
Information concerning the participants is set forth in the preliminary proxy statement filed with the Securities and Exchange Commission.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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